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                                 EXHIBIT 99.01

                              PRISM SOLUTIONS, INC.
                        REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Prism Solutions, Inc.
Sunnyvale, California

         We have reviewed the accompanying consolidated balance sheet, statement of operations and cash flows of Prism Solutions, Inc. as of March 31, 1996, and for the three-month period then ended. These consolidated financial statements are the responsibility of the Company's management.

         We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

         Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principals.

                                                        COOPERS & LYBRAND L.L.P.

San Jose, California
April 12, 1996



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